As Filed with the Securities and Exchange Commission on March 28, 2007, Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________

FORM S-8
REGISTRATION STATEMENT UNDER
 THE SECURITIES ACT OF 1933

Anoteros, Inc.
(Exact name of registrant as specified in its charter)

Nevada	88-0368849
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2445 Fifth Avenue, Suite 440
San Diego, California  92101
 (Address of principal executive offices, Including  Zip Code)

Anoteros, Inc. 2007 Long Term Incentive Plan
(Full title of the plan)

George G. Chachas, CEO
Anoteros, Inc.
2445 Fifth Avenue, Suite 440
San Diego, California 92101
(Name and address of agent for service)

(619) 239-2900
(Telephone number, including area code, of agent for service)

Large Accelerated Filer   ☐   Accelerated Filer   ☐   Non-Accelerated Filer   ☐   Smaller Reporting Company   ☒
___________________________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.001 par value, to be issued under the 2007 Long Term Incentive Plan (1)(2)	5,000,000	$0.125	$625,000	$24.56

(1)           Common stock to be issued pursuant to 2007 Long Term Incentive Plan (the “Plan”).

(2)           Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(3)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based on the average of the bid and asked price of the Common Stock reported on the Pinksheets on March 21, 2008.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I.

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.                 Plan Information.

         Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

Item 2.                 Registrant Information and Employee Plan Annual Information.

         Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents by Reference.

(a)            The Registrant’s Annual Report on Form 10KSB filed with the SEC on March 27, 2008, and Form 10KSB/A filed March 28, 2008.

(b)            The Registrant’s Quarterly Report on Form 10QSB filed with the SEC on October 19, 2007.

(c)            The Registrant’s Quarterly Report on Form 10QSB filed with the SEC on August 3, 2007.

(d)    The description of our common stock, $0.001 par value per share, contained in the Company’s Registration Statement on Form 10-SB12G filed with the SEC on April 12, 2007, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

    All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                 Description of Securities.

Not Applicable

Item 5.                 Interests of Named Experts and Counsel.

The validity of the Shares of Common Stock offered hereby will be passed upon by Chachas Law Group P.C., counsel to the Registrant.   George G. Chachas, principal in the law firm, is also the President, CEO and CFO of the Registrant and is the beneficial owner of 3,809,929 shares of the Registrant’s common stock.  Messrs. J. Anthony Rolfe and Wade D. Huettel, also members of the law firm also own shares of the Registrant’s common stock.   None of said shares are being registered pursuant this Registration Statement.

Item 6.                 Indemnification of Directors and Officers.

Chapter 78 of the Nevada General Corporation Law (“NGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NGCL Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NGCL Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our Articles of Incorporation and By-laws provide that we may indemnify our officers, directors, agents and any other persons to the fullest extent permitted by the NGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.                 Exemption from Registration Claimed.

Not applicable.

Item 8.                           Exhibits.

Exhibit
Number	Description of Exhibit

4.1	2007 Long Term Incentive Plan(1)

5.1	Opinion of Chachas Law Group P.C.

23.2	Consent of HJ Associates & Consultants LLP

24.1	Powers of Attorney (included in signature page to this Registration Statement).

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on March 27, 2008.

Item 9. Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and, the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission  such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California.

Anoteros, Inc. A Nevada corporation
Dated: March 28, 2008
	By:	George G. Chachas,
Chief Executive Officer and Director (Principal Executive Officer)

Dated: March 28, 2008
	By:	George G. Chachas,
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George G. Chachas, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: March 27, 2007
	By:	George G. Chachas,
Chief Executive Officer, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	2007 Long Term Incentive Plan(1)

5.1	Opinion of Chachas Law Group P.C.

23.1	Consent of Chachas Law Group P.C. (contained in Exhibit 5.1)

23.2	Consent of HJ Associates & Consultants LLP

24.1	Powers of Attorney (included in signature page to this Registration Statement).

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on March 27, 2008.